UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 29, 2014

MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	000-50056 (Commission file number)	05-0527861 (I.R.S. employer identification number)

4200 STONE ROAD
KILGORE, TEXAS (Address of principal executive offices)		75662 (Zip code)

Registrant's telephone number, including area code: (903) 983-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

          On October 29, 2014, Martin Midstream Partners L.P. (the “ Partnership ”) issued a press release reporting its financial results for the quarter ended September 30, 2014.   A copy of the press release is furnished as Exhibit 99.1 to this Current Report and will be published on the Partnership's website at www.martinmidstream.com. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     Departure of Directors

On October 29, 2014, Charles H. Still and Joe N. Averett, Jr. resigned from their positions as members of the board of directors (“Board”) of Martin Midstream GP LLC, the general partner (the “General Partner”) of Martin Midstream Partners L.P. (the “Partnership”). Neither Mr. Still’s nor Mr. Averett’s resignation was the result of any disagreements with the General Partner or the Partnership on any matters relating to the General Partner or the Partnership. The Partnership would like to thank Mr. Still and Mr. Averett for their years of dedicated service.

(d)     Appointment of Directors

Appointment of J.M. “Jim” Collingsworth as a Director

On October 29, 2014, the Partnership announced in its earnings release the appointment J.M. “Jim” Collingsworth to the Board, effective October 29, 2014. Pursuant to the Amended and Restated Limited Liability Company Agreement of the General Partner dated August 30, 2013 (the “Amended and Restated Company Agreement”) filed with the Partnership’s Current Report on Form 8-K on September 3, 2013, certain affiliated funds managed by Alinda Capital Partners (the “Alinda Parties”) had the right, after the expiration of the initial one-year period following the execution and delivery of the Amended and Restated Company Agreement, to appoint one additional member to the Board, totaling three appointees to the Board. The Alinda Parties appointed Jim Collingsworth, effective October 29, 2014. Mr. Collingsworth has spent 41 years in all facets of the mid-stream and petrochemical industry. In 2013, Mr. Collingsworth retired from Enterprise Products Company as a Sr. Vice President of Regulated NGL Pipelines & Natural Gas Storage. Mr. Collingsworth has served on the board of directors of Texaco Canada, Dixie Pipeline Company, Seminole Pipeline Company and the Petrochemical Feedstock Association of America. Mr. Collingsworth received a bachelor’s degree in Finance and Marketing from Northeastern State University.

The Board has determined that Mr. Collingsworth is an independent director within the meaning of the Nasdaq listing standards and the Securities Exchange Act of 1934 and the regulations promulgated thereunder. Mr. Collingsworth will serve as the Chairman of the Compensation Committee and the Chairman of the Nominating Committee. There are no transactions in which Mr. Collingsworth has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Mr. Collingsworth will receive the same compensation for his service on the Board as the other non-employee directors of the General Partner in accordance with the General Partner’s policies for compensating non-employee directors, including any applicable stock awards. Directors of our General Partner are entitled to receive total quarterly retainer fees of $16,250 each which are paid by the General Partner.
Appointment of Robert D. Bondurant as a Director
On October 29, 2014, the Partnership announced in its earnings release the appointment Robert D. Bondurant to the Board, effective October 29, 2014. Mr. Bondurant joined Martin Resource Management as Controller in 1983, has since served in various capacities and currently serves as Executive Vice President, Treasurer, Chief Financial Officer and Principal Accounting Officer. Mr. Bondurant holds a Bachelor of Business Administration degree in accounting from Texas A&M University and is a Certified Public Accountant, licensed in the state of Texas.

Mr. Bondurant, as an employee of Martin Resource Management, will not receive any additional compensation for serving on the Board. There are no other transactions in which Mr. Bondurant has an interest requiring disclosure under Item 404(a) of Regulation S-K.

All directors of our General Partner are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and from, and attendance at, meetings of the Board or committees thereof. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

          In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit Number	Description
99.1	Press release dated October 29, 2014

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P. By: Martin Midstream GP LLC, Its General Partner
Date: October 29, 2014	By: /s/ Robert D. Bondurant
Robert D. Bondurant
Executive Vice President, Treasurer, Principal Accounting Officer and Chief Financial Officer

 INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Press release dated October 29, 2014.